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                                                                      EXHIBIT 11


                                GIANT GROUP, LTD.
                        COMPUTATION OF PER SHARE EARNINGS
                (Dollars in thousands, except per share amounts)

                                             1995                 1994                 1993
                                             ----                 ----                 ----
Net income (loss)                          ($22,332)            $20,471              ($2,639)

Interest expense reduction,
net of tax (2)                                 -                    342                 -
                                           --------             -------              -------
Income (loss) attributable
to common shares                           ($22,332)            $20,813              ($2,639)
                                           ========             =======              =======
Weighted average number
of common shares (1) (2)                  5,110,000           6,463,000            5,180,000

Primary earnings (loss)
per common share                             ($4.37)             $ 3.22               ($0.51)

(1) Assumes issuance of common shares for exercise of outstanding common stock options in 1994.

(2) Reduction of interest expense, net of tax relates to assumed retirement of debt with option exercise proceeds in excess of that amount required to retire twenty percent of the Company's outstanding stock in 1994.